EXHIBIT NO. 23

Consent of Meaden & Moore, Ltd., Independent

Registered Public Accounting Firm, dated March 23, 2011, to incorporate by reference their report dated March 23, 2011

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of The Progressive Corporation on Form S-8 (File No. 33-57121) filed on December 29, 1994, of our report dated March 23, 2011, on our audits of the financial statements of The Progressive Corporation Executive Deferred Compensation Plan as of December 31, 2010 and 2009 and for the three years ending December 31, 2010, which report is incorporated by reference in this Annual Report on Form 11-K.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

Cleveland, Ohio

March 23, 2011